CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
90% Capital Protected Commodity-Linked Notes due 2012	$9,061,000	$505.60

April 2009

Pricing Supplement No. 69
Registration Statement No. 333-156423
Dated April 23, 2009
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the accompanying prospectus supplement for partially capital protected commodity-linked notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive, for each $1,000 stated principal amount of notes that the investor holds, an amount of cash that is greater than the $1,000 stated principal amount per note if the final index value is greater than the initial index value, subject to a maximum payment amount, and less than the $1,000 stated principal amount per note if the final index value is less than the initial index value, subject to the minimum payment amount.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$9,061,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
Maturity date:	April 30, 2012
Principal protection:	90% at maturity
Interest:	None
Underlying commodity index:	Dow Jones–AIG Commodity IndexSM
Payment at maturity:
▪  If the final index value is greater than the initial index value,
$1,000 + supplemental redemption amount
In no event will the payment at maturity exceed the maximum payment amount.
▪  If the final index value is less than or equal to the initial index value,
$1,000 x (final index value/initial index value)
This amount will be less than the stated principal amount of $1,000 unless the final index value equals the initial index value.  However, under no circumstances will the payment at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 x participation rate x commodity percent change; provided that the supplemental redemption amount will not be less than zero and will not be more than $800.
Participation rate:	100%
Maximum payment amount:	$1,800 per note (180% of the stated principal amount)
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	109.73, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	April 23, 2012, subject to postponement for certain market disruption events.
CUSIP:	617482EX8
ISIN:	US617482EX88
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.0%	98.0%
Total	$9,061,000	$181,220	$8,879,780
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment amount at maturity of only 90% of principal and have the terms described in this pricing supplement, as supplemented by the accompanying prospectus supplement for partially capital protected commodity-linked notes and the prospectus.  At maturity, an investor will receive, for each stated principal amount of notes that the investor holds, an amount in cash that may be more, equal to or less than the stated principal amount based on the performance of the underlying commodity index.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 23, 2009	April 30, 2009 (5 business days after the pricing date)	April 30, 2012 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	Dow Jones–AIG Commodity IndexSM
Underlying commodity index publisher:	Dow Jones & Company, Inc., in conjunction with AIG Financial Products Corp.
Aggregate principal amount:	$9,061,000
Issue price:	$1,000 per note (see “Syndicate Information” on page 4)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Interest:	None
Principal protection:	90% at maturity
Payment at maturity:
The following payment at maturity calculation supersedes in its entirety the applicable calculation in “Payment at Maturity” in the accompanying prospectus supplement for partially capital protected commodity-linked notes:
▪  If the final index value is greater than the initial index value,
$1,000 + supplemental redemption amount
In no event will the payment at maturity exceed the maximum payment amount.
▪  If the final index value is less than or equal to the initial index value,
$1,000 x (final index value/initial index value)
This amount will be less than the stated principal amount of $1,000 unless the final index value equals the initial index value.  However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $900 per note.

Supplemental redemption amount:	$1,000 x participation rate x commodity percent change; provided that the supplemental redemption amount will not be less than zero and will not be more than $800.
Participation rate:	100%
Maximum payment amount:	$1,800 per note (180% of the stated principal amount)
Minimum payment amount:	$900 per note (90% of the stated principal amount)
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:
109.73, which is the official settlement price of the underlying commodity index as published by the underlying commodity index publisher on the pricing date, subject to adjustment for certain market disruption events.

In the event of a market disruption event with respect to the underlying commodity index on the pricing date, the initial index value will be determined in accordance with the fallback mechanics set out in the definition of "determination date" under “Description of Partially Capital Protected Commodity-Linked Notes” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

If the initial index value as finally determined by the underlying commodity index publisher differs from the initial index value specified in the pricing supplement, we will include the definitive initial index value in an amended pricing supplement.

Final index value:	The official settlement price of the underlying commodity index as published by the underlying commodity index publisher on the determination date
Determination date:	April 23, 2012, subject to postponement for certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the determination date is postponed so that it falls less than two scheduled business days prior to the scheduled maturity date, the maturity date will be the second scheduled business day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” on page 7.

April 2009	Page 2

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Alternate exchange calculation in the case of an event of default:
The following provision supersedes in its entirety “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for partially capital protected commodity-linked notes:

If an event of default with respect to the notes shall have occurred and be continuing, the calculation agent will determine the amount declared due and payable upon any acceleration of the notes, which will be an amount in cash equal to the payment at maturity with respect to the notes (the “acceleration amount”), determined as though the price of the underlying commodity index on the date of such acceleration were the price for the determination date.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482EX8
ISIN:	US617482EX88
Tax considerations:
The notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 5.4527% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,175.3330 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2009	$9.0878	$9.0878
	July 1, 2009 through December 31, 2009	$27.5113	$36.5991
	January 1, 2010 through June 30, 2010	$28.2613	$64.8604
	July 1, 2010 through December 31, 2010	$29.0318	$93.8922
	January 1, 2011 through June 30, 2011	$29.8233	$123.7155
	July 1, 2011 through December 31, 2011	$30.6364	$154.3519
	January 1, 2012 through the Maturity Date	$20.9811	$175.3330

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)

April 2009	Page 3

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.
On or prior to the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the notes by taking positions in the underlying commodities included in the underlying commodity index and in futures or options contracts on the underlying commodity index.  Such purchase activity could have increased the value of the underlying commodity index, and, therefore, the price at which the underlying commodity index must close on the determination date before investors would receive at maturity a payment that exceeds the minimum payment amount of the notes.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.00%	<$1MM
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.250%	1.250%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for partially capital protected commodity-linked notes and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2009	Page 4

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Participation rate:	100%
Maximum payment amount:	$1,800 per note (180% of the stated principal amount)
Minimum payment amount:	$900 per note (90% of the stated principal amount)

Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, then investors receive the $1,000 stated principal amount plus 100% of the increase in the underlying commodity index over the term of the notes, subject to the maximum payment amount.

o	If the underlying commodity index appreciates 20%, the investor would receive a 20% return, or $1,200 per note.

o	If the underlying commodity index appreciates 90%, the investor would receive only the maximum payment amount of 180% of the stated principal amount, or $1,800.

▪
If the final index value is less than or equal to the initial index value, investors would receive an amount less than (or equal to) the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decrease in the underlying commodity index, subject to the minimum payment amount of $900 per note.

o	If the underlying commodity index depreciates 8%, the investor would lose 8% of their principal and receive only $920 per note at maturity, or 92% of the stated principal amount.

o	If the underlying commodity index depreciates 50%, the investor would receive the minimum payment amount of 90% of the stated principal amount, or $900.

April 2009	Page 5

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of notes that they hold, an amount in cash based on the performance of the underlying commodity index, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000    +    supplemental redemption amount,

subject to the maximum payment amount of $1,800 per note (180% of the stated principal amount),

where,

supplemental redemption amount   =   $1,000    ×    participation rate    ×    commodity percent change

and

commodity percent change	=	final index value - initial index value
initial index value

and

participation rate	=	100%

If the final index value is less than or equal to the initial index value, investors will receive for each $1,000 stated principal amount of notes that they hold a payment at maturity equal to:

$1,000	x	final index value
initial index value

subject to the minimum payment amount of $900, or 90% of the stated principal amount of $1,000 for each note.

Because the final index value will be less than or equal to the initial index value, the payment at maturity in this case will be less than or equal to $1,000, subject to the minimum payment amount of $900.

April 2009	Page 6

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying commodity index.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for partially capital protected commodity-linked notes. You should carefully consider whether the notes are suited to your particular circumstances.

▪
The notes do not pay interest and provide a minimum payment amount of only 90% of principal.  The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and provide for a minimum payment amount of only 90% of the principal at maturity.  If the final index value is less than or equal to the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each note by an amount proportionate to the decrease in the underlying commodity index, subject to the minimum payment amount of $900 per note (90% of the stated principal amount).

▪	Your appreciation potential is limited. The appreciation potential of the notes is limited by the maximum payment amount of $1,800 per note, or 180% of the stated principal amount.

▪
Market price of the notes may be influenced by many unpredictable factors.  Numerous factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the value and volatility of the underlying commodity index, the price and volatility of the commodity contracts that underlie the underlying commodity index, trends of supply and demand for the commodities underlying the underlying commodity index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity and sale of the notes prior to maturity may result in a loss.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the notes, linked to the prices of commodities, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying commodity index and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the underlying commodity index may be, and has recently been, highly volatile (see “Historical Information” below).

▪
Not equivalent to investing in the underlying commodity index.  Investing in the notes is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

April 2009	Page 7

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

§
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying commodity index and the value of the notes.  The underlying commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times.  Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index and, accordingly, the value of the notes.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the notes.

▪
Adjustments to the underlying commodity index could adversely affect the value of the notes.  Dow Jones & Company, Inc., in conjunction with AIG Financial Products Corp., as the underlying commodity index publisher, may add, delete or substitute the commodity constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time.  Any of these actions could adversely affect the value of the notes.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

April 2009	Page 8

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MSCG has determined the initial index value and will determine the final index value and the commodity percent change and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of the underlying commodity index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the notes.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the underlying commodity index), including trading in futures and options contracts on the underlying commodity index as well as in other instruments related to the underlying commodity index.  MS & Co. and some of our other subsidiaries also trade in the component futures contracts of the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, could have increased the price at which the underlying commodity index must close on the determination date before you receive a payment at maturity that exceeds the minimum payment amount on the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the price of the underlying commodity index on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

April 2009	Page 9

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Information about the Underlying Commodity Index

The Dow Jones–AIG Commodity IndexSM.  The notes are linked to the Dow Jones–AIG Commodity IndexSM and not the Dow Jones–AIG Commodity Index Total ReturnSM.  The Dow Jones–AIG Commodity IndexSM provides a diversified and liquid benchmark for commodities as an asset class and is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. The Dow Jones–AIG Commodity IndexSM was developed, and is calculated, maintained and published daily by Dow Jones & Company, Inc. and AIG Financial Products Corp.  The Dow Jones–AIG Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index.  For more information, see “Annex II—Certain Additional Commodity Index Information—The Dow Jones–AIG Commodity IndexSM” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

License Agreement between Dow Jones & Company, Inc., American International Group and Morgan Stanley.  “Dow Jones,” “AIG®” “Dow Jones–AIG Commodity IndexSM” and “DJ-AIGCISM” are service marks of Dow Jones & Company, Inc. and American International Group, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  See “Annex II—Certain Additional Commodity Index Information—The Dow Jones – AIG Commodity IndexSM” in the accompanying prospectus supplement for partially capital protected commodity-linked notes.

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of the underlying commodity index for each quarter in the period from January 1, 2004 through April 23, 2009.  The graph following the table sets forth the daily closing values of the underlying commodity index for the same period.  The closing value of the underlying commodity index on April 23, 2009 was 109.730.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying commodity index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying commodity index on the determination date.

Dow Jones—AIG Commodity IndexSM	High	Low	Period End
2004
First Quarter	151.691	136.818	150.837
Second Quarter	154.994	143.289	144.034
Third Quarter	153.175	140.991	153.175
Fourth Quarter	159.294	141.271	145.604
2005
First Quarter	165.246	142.180	162.094
Second Quarter	162.389	146.078	152.885
Third Quarter	179.069	154.107	178.249
Fourth Quarter	180.240	163.358	171.149
2006
First Quarter	174.224	158.780	165.194
Second Quarter	187.628	164.723	173.235
Third Quarter	179.962	156.587	159.957
Fourth Quarter	175.214	156.075	166.509
2007
First Quarter	173.503	155.880	171.963
Second Quarter	176.484	168.522	169.671
Third Quarter	179.715	161.062	178.250
Fourth Quarter	185.568	172.123	184.964
2008
First Quarter	219.093	181.157	201.598
Second Quarter	234.115	199.566	233.034
Third Quarter	237.953	167.391	167.776
Fourth Quarter	167.484	106.092	117.244
2009
First Quarter	123.458	101.999	109.782
Second Quarter (through April 23, 2009)	113.763	108.687	109.730

April 2009	Page 10

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Dow Jones–AIG Commodity IndexSM Historical Performance – Daily Closing Values January 1, 2004 to April 23, 2009

April 2009	Page 11

90% Capital Protected Commodity-Linked Notes due April 30, 2012
Based on the Value of the Dow Jones–AIG Commodity IndexSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for partially capital protected commodity-linked notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for partially capital protected commodity-linked notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for partially capital protected commodity-linked notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Partially Capital Protected Commodity-Linked Notes dated December 23, 2008

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for partially capital protected commodity-linked notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

April 2009	Page 12